Exhibit 99.1

News Release – October 26, 2010

Franklin Financial Reports Quarterly Earnings Increase

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,803,000 for the quarter ended September 30, 2010.  This compares to earnings of $1,083,000 for the quarter ended September 30, 2009 and brings net income for the first nine months of 2010 to $5,937,000 compared with $4,822,000 for the same period in 2009, an increase of 23.1%.

Diluted earnings per share were $.46 for the quarter and $1.53 for the first nine months of 2010.  This compares to $.28 and $1.26 for the same periods in 2009.

“The economic recession continues to stymie growth and have a significant impact on individuals and businesses in South Central Pennsylvania.  The low interest rate environment has contributed to tighter net interest margins for most financial institutions, resulting in challenging times for banks as well,” commented William E. Snell, Jr., president and CEO. “While our earnings this year compare favorably thus far with last, we must remember that 2009 results were significantly impacted by increased premiums for FDIC deposit insurance including a special FDIC assessment that occurred in the second quarter, as well as increased provision for loan loss expense as a result of higher levels of delinquency in both our consumer and commercial loan portfolios.”

Total assets were $967,588,000 at September 30, 2010, falling by 0.8% compared to assets on September 30, 2009.  Net loans grew by 3.3% over totals a year earlier, while total deposits and repurchase agreements increased by 1.1%. The market value of trust assets under management declined 8.5% to $477,749,000 at September 30, 2010.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with twenty-five community offices throughout Franklin, Cumberland, Fulton and Huntingdon Counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over- the-counter market under the symbol FRAF.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.